Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: July 24, 2024
Contact: Julie DeVader
515.412.2172
jdevader@fhlbdm.com
Federal Home Loan Bank of Des Moines Announces
Second Quarter 2024 Financial Results, Declares Dividend
Second Quarter 2024 Highlights
•Net income of $230 million
•Affordable Housing Program (AHP) assessments of $26 million
•Advances totaled $104.8 billion
•Mortgage loans held for portfolio, net totaled $10.8 billion
•Letters of credit totaled $17.9 billion
•Retained earnings totaled $3.4 billion
Dividend
The Board of Directors approved a second quarter 2024 dividend to be paid at an annualized rate of 9.50 percent on average activity-based stock, an increase of 0.25 percent from the prior quarter, and 6.00 percent on average membership stock, unchanged from the prior quarter. The Federal Home Loan Bank of Des Moines (the Bank) expects to make dividend payments totaling $141 million on August 12, 2024.
Affordable Housing and Community Impact
The Bank’s housing and community development programs are central to its mission by providing reliable liquidity and funding to help its members build strong communities and support their affordable housing needs. The Bank contributes 10 percent of its net income each year to its AHP, an annual grant program that supports the creation, preservation, or purchase of affordable housing. This program includes a competitive AHP and two down payment products called Home$tart and the Native American Homeownership Initiative. During the second quarter of 2024, the Bank accrued AHP assessments of $26 million and disbursed $12 million of AHP funds through this program. The Bank also recorded a $6 million voluntary AHP contribution during the second quarter of 2024.
In addition to its AHP, the Bank offers its members other voluntary programs to enhance their community lending and partnerships. During the second quarter of 2024, the Bank launched a new program, Mortgage Rate Relief (MRR), which will provide approximately $25 million in subsidy to those seeking affordable homeownership. MRR is designed to make homeownership attainable for borrowers at or below 80 percent of the area median income, by providing them an interest rate that is approximately two percentage points lower than the current market rate. During the second quarter of 2024, the Bank funded $34 million of loans under this program and recorded $3 million in subsidy expense.

Financial Results Discussion

Net Income - For the three and six months ended June 30, 2024, the Bank recorded net income of $230 million and $504 million compared to $250 million and $441 million for the same periods in 2023.
Net Interest Income - For the three and six months ended June 30, 2024, the Bank recorded net interest income of $319 million and $668 million, a decrease of $18 million and an increase of $49 million when compared to the same periods in 2023. The decline during the three months ended June 30, 2024 was primarily due to a decrease in market value adjustments on the Bank’s fair value hedge relationships, along with lower average advance balances, partially offset by higher asset-liability spreads resulting from higher-yielding mortgage-backed security (MBS) purchases.
Net interest income during the six months ended June 30, 2024 increased primarily due to higher asset-liability spreads resulting from higher-yielding MBS purchases and increased longer-term advances. In addition, net interest income increased during the six months ended June 30, 2024 primarily due to higher short-term interest rates, which improved earnings on invested capital.
Other Income (Loss) - For the three and six months ended June 30, 2024, the Bank recorded other losses of $9 million and $5 million, an improvement of $8 million and $27 million when compared to the same periods in 2023 primarily due to net gains on litigation settlements recorded during the three and six months ended June 30, 2024. Other (income) loss was also affected by changes in fair value on the Bank’s trading securities, fair value option instruments, and economic derivatives.
Other Expense - For the three and six months ended June 30, 2024, the Bank recorded other expense of $55 million and $105 million, an increase of $14 million and $9 million when compared to the same periods in 2023. The increase during the three months ended June 30, 2024 was primarily driven by discretionary community and housing contributions of $9 million recorded in 2024. The increase during the six months ended June 30, 2024 was primarily due to increased transaction costs resulting from higher volumes of certain discount notes.
Assets - The Bank’s total assets decreased to $164.8 billion at June 30, 2024, from $184.4 billion at December 31, 2023, driven primarily by a decline in advances. Advances decreased $17.7 billion due mainly to a decline in borrowings by certain large depository institution members, offset in part by an increase in borrowings by insurance companies.
Capital - Total capital decreased to $9.6 billion at June 30, 2024 from $9.8 billion at December 31, 2023, primarily due to a decrease in activity-based capital stock resulting from a decline in advance balances.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited) Dollars in millions
Selected Balance Sheet Items	June 30, 2024	December 31, 2023
Advances	$104,784	$122,530
Investments	47,415	49,828
Mortgage loans held for portfolio, net	10,810	9,967
Total assets	164,821	184,406
Consolidated obligations	152,831	171,498
Capital stock - Class B putable	6,185	6,873
Retained earnings	3,359	3,138
Total capital	9,563	9,831
Total regulatory capital[1]	9,554	10,023
Regulatory capital ratio	5.80%	5.44%
1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
Operating Results	2024	2023	2024	2023
Net interest income	$319	$337	$668	$619
Provision (reversal) for credit losses on mortgage loans	(1)	1	(2)	1
Other income (loss)	(9)	(17)	(5)	(32)
Other expense	55	41	105	96
Affordable Housing Program assessments	26	28	56	49
Net income	$230	$250	$504	$441
Performance Ratios
Net interest spread	0.45%	0.43%	0.45%	0.42%
Net interest margin	0.75	0.72	0.74	0.69
Return on average equity (annualized)	9.57	10.98	10.47	9.75
Return on average assets (annualized)	0.53	0.53	0.55	0.49

The financial results reported in this earnings release for the second quarter of 2024 are preliminary until the Bank announces unaudited financial results in its Second Quarter 2024 Form 10-Q filed with the Securities and Exchange Commission, expected to be available next month at www.fhlbdm.com and www.sec.gov.
The Bank is a member-owned cooperative whose mission is to be a reliable provider of funding, liquidity, and services for its members so that they can meet the housing, business, and economic development needs of the communities they serve. The Bank is wholly owned by over 1,250 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of 11 regional banks that make up the Federal Home Loan Bank System.
Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.